Exhibit 3.4

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

TANDY LEATHER FACTORY, INC.

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Tandy Leather Factory, Inc., a Delaware corporation (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for a written consent of stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the first sentence of the Article thereof numbered “Fourth” so that, as amended, said first sentence shall be and read as follows:

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 15,000,000, 14,000,000 of such shares to be classified as common stock, $0.0024 per value per share (the “Common Stock”), and 1,000,000 shares to be classified as preferred stock, $0.10 par value per share (the “Preferred Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of the stockholders of the Corporation was duly obtained in accordance with Section 2.9 of the Corporation’s Bylaws and Section 228 of the General Corporation Law of the State of Delaware, in which the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the outstanding capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this first day of March, 2023.

/s/ Janet Carr
Janet Carr, Chief Executive Officer

Attest:

/s/ Daniel Ross
Daniel Ross, Secretary